Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-213120 and No. 333-216532) and Form S-3 (No. 333-220314) of Protagonist Therapeutics, Inc. of our report dated March 7, 2018 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, CA

March 7, 2018